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                  CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated January 20, 2004, relating to the financial statements and financial highlights which appear in the November 30, 2003 Annual Report to Shareholders of Jennison Sector Funds, Inc., formerly Prudential Sector Funds, Inc., (consisting of Jennison Financial Services Fund, Jennison Health Sciences Fund, Jennison Technology Fund and Jennison Utility Fund, formerly Prudential Financial Services Fund, Prudential Health Sciences Fund, Prudential Technology Fund and Prudential Utility Fund, respectively), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers" and "Financial Statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
January 28, 2004